Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:

Stephen D. Axelrod, CFA
Mitchell Cohen, CFO	Alisa D. Steinberg (Media)
Asta Funding, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
(201) 567-5648	(212) 370-4500; (212) 370-4505 (Fax)
steve@wolfeaxelrod.com
alisa@wolfeaxelrod.com
STERN FAMILY ESTABLISHES $8.2 SUBORDINATED LOAN TO ASTA FUNDING, INC.
ENGLEWOOD CLIFFS, NJ, May 1, 2008 — Asta Group Inc., a large shareholder of Asta Funding, Inc. (NASDAQ:ASFI), beneficially owned and controlled by Arthur Stern, the Chairman of the Board of Asta Funding, Gary Stern, the Chief Executive Officer of the Company, and members of their families, have agreed, on an unsecured basis, to advance approximately $8.2 million to the Company.
Proceeds of the loan will further collateralize or pay down the Company’s revolving line of credit with its consortium of banks. A shortfall in collateral otherwise would exist due to set offs taken by one of our servicers for fees and reimbursement of court costs expended by it. The Company has decided that at this time, this course of action is the best remedy to this situation, while offering the possibility of more effective collections and possibly accelerating the legal process where appropriate.
The loan would pay interest-only at the rate of 6.25% per annum and repaid in full at the maturity date of January 9, 2010.
Full details of the transaction are available in the Form 8-K filed by the Company today.

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.

Except for historical information contained herein, the matters set forth in this news release are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.’s expectations. Factors that could contribute to such differences include those identified in Asta Funding, Inc.’s Form 10-K/A for the fiscal year ended September 30, 2007, and those described from time to time in Asta Funding, Inc.’s other filings with the Securities and Exchange Commission, news releases and other communications, including that the portfolio purchase described in this press release may not be consistent with Asta’s initial valuation analysis, that the terms of the new financing obtained, or the anticipated benefits of the portfolio purchase may not meet Asta’s expectations, that Asta may experience operational difficulties in acquiring a portfolio of this size, that Asta received only limited representations and warranties with respect to the quality, quantity and characteristics of the portfolio and that there are other risks associated with the portfolio. Asta Funding, Inc.’s reports with the Securities and Exchange Commission are available free of charge through its website at http://www.astafunding.com.
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